UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

January 1, 2014

RealPage, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-34846	75-2788861
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4000 International Parkway
Carrollton, Texas 75007
(Address of principal executive offices, including zip code)

(972) 820-3000
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Amendments to Executive Officer Employment Agreements

On January 1, 2014, the Compensation Committee (the “Committee”) of the Board of Directors (“Board”) of RealPage, Inc. (the “Company”) approved amendments effective January 1, 2014 (the “Amendments”) to the Company’s existing employment agreement with the Company’s principal executive officer, principal financial officer and other executive officers listed as follows (each, an “Executive”):

Officer	Title
Stephen T. Winn	Chairman of the Board, Chief Executive Officer, President and Director
Timothy J. Barker	Chief Financial Officer and Treasurer
Margot Carter	Executive Vice President, Chief Legal Officer and Secretary
William Chaney	Executive Vice President, Enterprise Solutions
Janine Steiner Jovanovic	Executive Vice President, Asset Optimization Solutions
Pursuant to the Amendments, each Executive shall be entitled to receive, upon termination of employment following a “change in control” of the Company, all employee benefits to which Executive was entitled immediately prior to such termination, fully paid for the term of the severance Executive is entitled to upon such termination under Executive’s applicable employment arrangements, plus a lump sum payment equal to Executive’s target annual bonus amount (except for Mr. Winn’s agreement remains unchanged as to his bonus). A “change in control” is defined to include the acquisition of more than 50% of the voting power of the Company’s stock, the replacement of a majority of the Company’s board of directors in any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Company’s board of directors before their election or appointment, or acquisition, during any 12-month period, of assets from the Company having a total gross fair market value equal to or greater than 50% of the total gross fair market value of all of the Company’s assets prior to such acquisition or acquisitions.
New Medical Benefit
On January 1, 2014, the Committee approved a new medical benefit of $3,500 effective January 1, 2014 to Mr. Winn and certain Executives who report directly to Mr. Winn, the Company’s President and Chief Executive Officer, to be used toward medical expenses, including annual physical examinations.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REALPAGE, INC.

By:	/s/ Stephen T. Winn
Name: Stephen T. Winn Title: President and Chief Executive Officer

Date: January 3, 2014